UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 13, 2010

Home Federal Bancorp, Inc. of Louisiana
(Exact name of registrant as specified in its charter)

Federal	000-51117	86-1127166
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

624 Market Street, Shreveport, Louisiana		71101
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(318) 222-1145

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)           Not applicable.

(b)           On January 13, 2010, the Board of Directors of Home Federal Bancorp, Inc. of Louisiana (the “Company”) and its wholly owned subsidiary, Home Federal Bank (the “Bank”) accepted the resignation of Henry M. Hearne as a director of the Company and the Bank.

(c)           Not applicable.

(d)           Not applicable.

(e)           Effective as of January 13, 2010 (“Effective Date”), the Board of Directors of the Bank approved an amended and restated employment agreement (the “Agreement”) with James R. Barlow.  The Agreement amends and restates the employment agreement between Mr. Barlow and the Bank dated February 21, 2009.  Pursuant to the Agreement, Mr. Barlow will serve as President and Chief Operating Officer of the Bank for a term of three years commencing upon the Effective Date and renewable on the first annual anniversary of February 21, 2010 (“Renewal Date”).  On each annual anniversary date of the Renewal Date, the term of the Agreement is extended for an additional year unless the Bank or the executive gives notice to the other party not to extend the Agreement.  At least annually, the Board of Directors of the Bank will consider whether to continue to renew the Agreement.  The Agreement provides for an initial base salary of $155,000 per year for Mr. Barlow.  Such base salary may be increased at the discretion of the Board of Directors of the Bank but may not be decreased during the term of the Agreement without the prior written consent of Mr. Barlow. The Bank also agreed to provide Mr. Barlow with an automobile during the term of the Agreement.

The Agreement is terminable with or without cause by the Bank. The Agreement provides that in the event of involuntary termination of employment by the Bank other than for cause, disability, retirement or death, or following a change in control, or voluntary termination by Mr. Barlow for "good reason" which includes a material breach of the Agreement by the Bank or a material diminution in the executive's base compensation, authorities, duties or responsibilities without his consent, Mr. Barlow would be entitled to (1) an amount of cash severance which is equal to three times the sum of his base salary as of the date of termination plus his prior calendar year's bonus and (2) continued participation in certain employee benefit plans of the Bank until the earlier of 36 months or the date the executive receives substantially similar benefits from full-time employment with another employer.  The Agreement with the Bank provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

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The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference thereto.

(f)	Not applicable.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

The following exhibits are included herewith.

Exhibit No.	Description
10.1	Employment Agreement between Home Federal Bank and James R. Barlow dated as of January 13, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Date:	January 15, 2010	By:	/s/Daniel R. Herndon
Daniel R. Herndon
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Home Federal Bank and James R. Barlow dated as of January 13, 2010